Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Rod MacLeod, CFO Nevro Corp. 650-433-3247 | rod.macleod@nevro.com Greg Chodaczek Gilmartin Group LLC 610-368-6505 | greg@gilmartinir.com

Nevro Reports Second Quarter 2023 Financial Results, Provides Third Quarter Guidance and Updates Full-Year 2023 Guidance

Company Takes Proactive Steps to Improve Commercial Execution and Maximize Growth Opportunities

REDWOOD CITY, California – August 1, 2023 – Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today reported its second quarter 2023 financial results. The company also provided third quarter guidance and updated its full-year 2023 guidance.

Recent Business Highlights and Guidance

•
Second Quarter 2023 Worldwide Revenue of $108.8 Million Grew 4% As Reported and Constant Currency Compared to Second Quarter 2022
•
Painful Diabetic Neuropathy (PDN) Indication Sales of Approximately $19.0 Million Grew 73% Compared to Second Quarter 2022
•
Second Quarter 2023 U.S. Trial Procedures Increased 4% Compared to Second Quarter 2022, while U.S. PDN Trial Procedures Represented 23% of Total U.S. Trials in the Quarter
•
Second Quarter 2023 Net Loss from Operations of $25.6 Million; Second Quarter 2023 Non-GAAP Adjusted EBITDA Loss of $3.1 Million
•
Greg Siller Named as New Chief Commercial Officer
•
SENZA-PDN Randomized Controlled Trial Data Presented at the American Diabetes Association 83rd Scientific Sessions Demonstrated Positive Correlation Between Use of High-Frequency (10 kHz) Spinal Cord Stimulation and Reductions in HbA1c (A1C) and Body Weight in Subgroup of Patients with Type 2 Diabetes at 24 Months
•
Two Significant Payer Coverage Wins: Florida Blue, the Largest Commercial Payer in Florida Representing 4.6 Million Covered Lives, Updated Their Medical Policy to Include Coverage for Painful Diabetic Neuropathy, Effective June 15, 2023; and Medicare Administrative Contractors Novitas and First Coast Service Options (FCSO) now cover PDN and Non-Surgical Back Pain following the Medicare National Coverage Determination, Effective July 13, 2023
•
Provides Third Quarter 2023 Revenue Guidance of $95 Million to $97 Million; Updates Full-Year 2023 Revenue Guidance to $410 Million to $415 Million, or 1% to 2% Constant Currency Growth Over 2022
•
Provides Third Quarter 2023 Non-GAAP Adjusted EBITDA Guidance of Negative $8 Million to Negative $10 Million; Updates Full-Year 2023 Non-GAAP Adjusted EBITDA Guidance to Negative $25 Million to Negative $28 Million

Second Quarter 2023 Financial Overview

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Worldwide revenue for the second quarter of 2023 was $108.8 million, an increase of 4% as reported and on a constant currency basis, compared to $104.2 million in the second quarter of 2022. PDN indication sales represented approximately $19.0 million and 18% of worldwide permanent implant procedures in the second quarter of 2023.

U.S. revenue in the second quarter of 2023 was $93.0 million, reflecting growth of 4% over $89.0 million in the second quarter of 2022. U.S. permanent implant procedures increased 8% compared to second quarter of 2022, while U.S. trial procedures increased 4% compared to second quarter of 2022. U.S. PDN trial procedures represented approximately 23% of total U.S. trial volume and grew approximately 64% over the second quarter of 2022.

International revenue in the second quarter of 2023 was $15.8 million, compared to $15.2 million in the second quarter of 2022, an increase of 5% as reported or an increase of 4% on a constant currency basis.

"While we are encouraged by the early signs of recovery and the long-term outlook of the SCS market, the market recovery will not be linear. We do expect a return to sustained historical market growth rates and are working to lay a stronger foundation in our commercial execution as we transition into our next phase of growth," said Kevin Thornal, Nevro's CEO and President. "With our new Chief Commercial Officer, Greg Siller, on board and looking more importantly to the second half of the year and beyond, we have focused and reengaged our field team very intensely on patient trial growth and referral physician education. While it's early, we've seen some promising initial signs and responsiveness to those efforts."

Mr. Thornal continued, "We are now clearly focused on three key pillars that we believe will improve our commercial execution and deliver significant long-term shareholder return:

•
First, we are moving quickly to ensure we have top talent at every position to increase sales productivity and improve physician engagement and have optimized our field teams to enable greater ownership, accountability, and speed to maximize growth opportunities;
•
Second, we will focus on increasing market penetration by expanding indications and launching HFX line extensions, such as HFX iQ, while vigorously pursuing a robust R&D pipeline and strong clinical evidence, and by potentially adding to our product portfolio through strategic opportunities; and
•
Lastly, we plan to continue to progress on the path to profitability by scaling our Costa Rica manufacturing facility and improving our operational efficiency."

Mr. Thornal commented further, "The changes resulting from our focus on these three key pillars will require some time to take full effect, and given this and the non-linear recovery in the SCS market, we have adjusted our guidance. However, we believe these changes will generate significant future returns, including improved revenue growth, enhanced margins, and increased operating leverage, setting us up for success in 2024 and beyond. We are enthusiastic about our plan and look forward to executing on our current strategies, driving growth and taking advantage of the meaningful leverage opportunities we have to drive toward profitability and deliver shareholder value."

Gross profit for the second quarter of 2023 was $74.4 million, compared to $72.7 million in the second quarter of 2022. Gross margin was 68.4% in the second quarter of 2023, compared to 69.8% in the second quarter of 2022. "The full market release of the HFX iQ system continues to progress well, and the company anticipates a meaningful shift in mix to the HFX iQ product throughout 2023, which combined with the ramp-up of our Costa Rica facility, is expected to benefit gross margin beginning in the fourth quarter of this year," added Rod MacLeod, Chief Financial Officer.

Operating expenses for the second quarter of 2023 were $100.1 million, compared to $96.5 million in the second quarter of 2022. The increase in operating expenses was primarily due to $3.6 million in

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personnel-related costs, largely specific to management changes made in the second quarter. Litigation-related legal expenses were $4.9 million for the second quarter of 2023, compared to $4.0 million in the second quarter of 2022.

Net loss from operations for the second quarter of 2023 was $25.6 million, compared to a loss of $23.8 million in the second quarter of 2022. Non-GAAP adjusted EBITDA for the second quarter of 2023 was a loss of $3.1 million, compared to loss of $4.5 million in the second quarter of 2022. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses, certain litigation charges and credits and other adjustments such as restructuring charges. Please see the financial table below for GAAP to non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $329.9 million as of June 30, 2023, a decrease of $11.8 million from March 31, 2023. This decrease was driven by cash used in operations.

Third Quarter and Full-Year 2023 Guidance

Nevro expects third quarter of 2023 worldwide revenue of approximately $95 million to $97 million, or a decrease of 4% to 6% over prior year on a constant currency basis.

The company expects third quarter of 2023 non-GAAP adjusted EBITDA to be a loss of approximately $8 million to $10 million. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses, certain litigation charges and credits and other adjustments such as restructuring charges. Please see the financial tables for GAAP to non-GAAP reconciliations.

The company now expects full-year 2023 worldwide revenue of approximately $410 million to $415 million, an increase of 1% to 2% over prior year on both an as reported and constant currency basis, and a decrease of 3% to 5% on a constant currency basis in the second half of the year. This compares to previous guidance of $445 million to $455 million.

The company now expects full-year 2023 non-GAAP adjusted EBITDA to be a loss of approximately $25 million to $28 million, compared to previous guidance of a loss of $5 million to $10 million and a non-GAAP adjusted EBITDA loss of $23.8 million in 2022. Please see the financial tables for GAAP to non-GAAP reconciliations.

An investor presentation for the company's second quarter 2023 financial results is available in the "Investors" section of Nevro's website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today. Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using Conference ID: 3583097. A live webcast, as well as an archived recording, will also be available in the "Investors" section of Nevro's website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the "Investor Relations" section of its website at www.nevro.com. The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

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Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro's comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Senza®, Senza II®, Senza Omnia™, and HFX iQ™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy™. Nevro's unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our third quarter and updated full-year 2023 financial guidance; our expectation that the SCS market will return to sustained historical market growth rates; our belief that our three key pillars for our strategic focus will improve our commercial execution and deliver significant long-term shareholder return; our expectation that our strategic changes have the potential to generate significant future returns, including improved revenue growth, enhanced margins, and increased operating leverage, setting us up for success in 2024 and beyond; and the expectation that there will be a meaningful shift in mix to the HFX iQ product throughout 2023, which combined with the ramp-up of our Costa Rica facility, is expected to benefit gross margin beginning in the fourth quarter of this year. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to successfully integrate any additive acquisitions we may make; our ability to attract and retain qualified personnel; our ability to accurately forecast financial and operating results; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 21, 2023, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro's operating results for the second quarter ended June 30, 2023 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenue	$108,809	$104,213	$205,136	$192,055
Cost of revenue	34,366	31,479	66,069	60,229
Gross profit	74,443	72,734	139,067	131,826
Operating expenses:
Research and development	13,320	12,552	28,075	25,088
Sales, general and administrative	86,762	83,973	172,954	163,298
Total operating expenses	100,082	96,525	201,029	188,386
Loss from operations	(25,639)	(23,791)	(61,962)	(56,560)
Other income (expense):
Interest income (expense), net	1,730	(1,326)	3,395	(2,786)
Other income (expense), net	(338)	368	(384)	453
Loss before income taxes	(24,247)	(24,749)	(58,951)	(58,893)
Provision for income taxes	477	241	802	422
Net loss	(24,724)	(24,990)	(59,753)	(59,315)
Changes in foreign currency translation adjustment	336	(1,411)	842	(1,603)
Changes in unrealized gains (losses) on short-term investments	(192)	(261)	395	(1,282)
Net change in other comprehensive loss	144	(1,672)	1,237	(2,885)
Comprehensive loss	$(24,580)	$(26,662)	$(58,516)	$(62,200)
Net loss per share, basic and diluted	$(0.69)	$(0.71)	$(1.67)	$(1.69)
Weighted average shares used to compute net loss per share	35,921,539	35,317,766	35,753,112	35,196,488

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Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$65,186	$120,373
Short-term investments	264,756	254,012
Accounts receivable, net	69,400	78,930
Inventories, net	120,088	99,638
Prepaid expenses and other current assets	11,918	9,984
Total current assets	531,348	562,937
Property and equipment, net	23,526	22,271
Operating lease assets	11,231	13,430
Other assets	2,807	3,164
Restricted cash	606	606
Total assets	$569,518	$602,408
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$30,298	$26,849
Accrued liabilities and other	47,231	52,363
Total current liabilities	77,529	79,212
Long-term debt	187,489	186,867
Long-term operating lease liabilities	7,551	10,296
Other long-term liabilities	2,199	2,157
Total liabilities	274,768	278,532
Stockholders' equity
Common stock, $0.001 par value, 290,000,000 shares authorized; 36,763,038 and 36,203,423 shares issued at June 30, 2023 and December 31, 2022, respectively; 36,080,122 and 35,520,507 shares outstanding at June 30, 2023 and December 31, 2022, respectively	36	35
Additional paid-in capital	963,521	934,132
Accumulated other comprehensive loss	(1,857)	(3,094)
Accumulated deficit	(666,950)	(607,197)
Total stockholders' equity	294,750	323,876
Total liabilities and stockholders' equity	$569,518	$602,408

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
GAAP Net Loss	$(24,724)	$(24,990)	$(59,753)	$(59,315)
Non-GAAP Adjustments:
Interest (income) expense, net	(1,730)	1,326	(3,395)	2,786
Provision for income taxes	477	241	802	422
Depreciation and amortization	1,711	1,602	3,293	3,137
Stock-based compensation expense	16,166	13,377	29,726	26,785
Litigation-related expenses	4,934	3,953	8,688	7,629
Restructuring charges	41	—	373	—
Adjusted EBITDA	$(3,125)	$(4,491)	$(20,266)	$(18,556)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	September 30, 2023		December 31, 2023
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net Loss	$(30,300)	$(28,300)	$(105,100)	$(102,100)
Non-GAAP Adjustments	20,300	20,300	77,100	77,100
Adjusted EBITDA	$(10,000)	$(8,000)	$(28,000)	$(25,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company's operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company's business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company's underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

•
Stock-based compensation expense – The company excludes non-cash costs related to the company's stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.
•
Litigation-related expenses – The company excludes legal and professional fees as well as charges and credits associated with certain legal matters, which management considers not related to the underlying operating performance of the business.
•
Restructuring charges – The company excludes charges incurred as a direct result of restructuring programs, such as salaries and other compensation-related expenses.

Full-year guidance excludes the impact of foreign currency fluctuations.

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The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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